Exhibit 99

Ingredion Incorporated	NEWS RELEASE
5 Westbrook Corporate Center
Westchester, IL 60154

CONTACT:
Investors:  Aaron Hoffman, 708-551-2592
Media:  Claire Regan, 708-551-2602

INGREDION INCORPORATED REPORTS STRONG SECOND QUARTER 2012 RESULTS

•                  Second quarter 2012 reported EPS rose 39 percent to $1.40 from $1.01 in the second quarter 2011

•                  Second quarter 2012 adjusted EPS increased 21 percent to $1.33 from $1.10

•                  Year-to-date 2012 reported EPS of $2.61 compared to $2.97 (which included $0.75 per share NAFTA settlement) in the year-ago period

•                  Year-to-date 2012 adjusted EPS of $2.59 compared to $2.37 in the year-ago period

•                  Company maintains full year 2012 adjusted EPS guidance of $5.00 to $5.25

WESTCHESTER, Ill., July 31, 2012 - Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to diversified industries, today reported results for the second quarter 2012.

“We delivered a strong second quarter in spite of some macroeconomic volatility and this should set us up to achieve our full year guidance,” said Ilene Gordon, chairman, president and chief executive officer.  “Our second quarter earnings per share was the highest adjusted quarterly result in our company’s history.  Underlying this performance are volume improvement and manufacturing efficiencies as well as appropriate price increases to cover higher raw material costs and foreign exchange headwinds.  We continue to have a positive outlook for 2012 and expect sales and adjusted EPS improvement compared to 2011.

“Our business model has proven resilient and has mitigated some of the volatility we’ve faced while allowing us to still generate volume and EPS growth,” Gordon added.

-more-

Earnings per share (EPS)

Second quarter diluted EPS rose 39 percent to $1.40 compared to $1.01 last year.  The second quarter of 2012 included a $0.16 per share benefit from the release of a Korean deferred tax valuation allowance that was partially offset by $0.08 of restructuring and impairment charges and $0.01 of business integration costs.  The second quarter of 2011 included $0.07 of integration costs and $0.02 of restructuring charges.  Excluding these items, adjusted EPS increased 21 percent from $1.10 to $1.33 in the quarter.  The estimated drivers of the increase in 2012 adjusted EPS were $0.25 from margin, $0.03 from higher volumes, and $0.03 of non-operational items partially offset by $0.08 from currency headwinds.

First half diluted EPS fell 12 percent to $2.61 compared to $2.97 last year.  The first half of 2012 included a $0.16 per share benefit from the release of a Korean deferred tax valuation allowance that was largely offset by $0.11 of restructuring and impairment charges and $0.03 of business integration costs.  The first half of 2011 included a $0.75 gain from a NAFTA settlement with the government of Mexico, partially offset by $0.13 of integration costs and $0.02 of restructuring charges.  Excluding these items, adjusted EPS increased 9 percent from $2.37 to $2.59 in the first half.

Financial Highlights

•                  During the second quarter of 2012, net financing costs were $17 million versus $19 million in the year-ago period.  The decrease primarily reflects favorable foreign currency transactions.

•                  At June 30, 2012, total debt and cash and cash equivalents were $1.84 billion and $440 million, respectively, versus $1.95 billion and $401 million, respectively, at December 31, 2011.

•                  In the first half of 2012, cash flow from operations was $318 million compared to $102 million in the year-ago period.

•                  Capital expenditures, net of disposals, were $128 million in the first half of 2012 compared to $89 million in the same period of 2011.

•                  On July 23, the Company announced that it will restructure its operations in Kenya and close its plant in Eldoret.  In the second quarter, the Company recorded an after-tax charge of $4 million, or $0.05 per share, related to this restructuring.

Business Review

North America

$ in millions	2011 Net sales	FX Impact	Volume	Price/mix	2012 Net sales	% change
Second quarter	853	-6	47	56	950	+11%
Year-to-date	1,632	-8	85	133	1,842	+13%

Second quarter

•                  Volume up due to strong sales to the soft drink and brewing industries.

•                          Strong price/mix included sufficient price increases to cover higher input costs.

•                          Operating income was up 38 percent, or $27 million, from $70 million to $97 million.

•                          Both volume and operating income growth reflect the absence of a significant maintenance project at the Company’s largest facility in the year-ago quarter.  The project had a $13 million unfavorable impact on second quarter 2011 operating income.

Year-to-date

•                  Volume rose due to strong sales to the soft drink and brewing industries.

•                  Strong price/mix included sufficient price increases to cover higher raw material costs.

•                  Operating income rose 15 percent from $171 million to $197 million.

South America

$ in millions	2011 Net sales	FX Impact	Volume	Price/mix	2012 Net sales	% change
Second quarter	390	-46	-9	14	349	-11%
Year-to-date	758	-63	-22	44	717	-5%

Second quarter

•                  Volumes soft due to a combination of weaker economic activity in the region as well as a transportation strike and labor negotiations impacting our customers in Argentina.

•                  Positive price/mix and lower corn costs helped offset higher energy costs and foreign exchange.

•                  Operating income in the quarter was $47 million, down 1 percent from $48 million.

Year-to-date

•                  Volumes soft due to a combination of weaker economic activity in the region as well as a transportation strike and labor negotiations impacting our customers in Argentina.

•                  Positive price/mix and lower corn costs helped offset higher energy costs and foreign exchange.

•                  Operating income was $93 million, down 4 percent from $97 million in the year-ago period.

Asia Pacific

$ in millions	2011 Net sales	FX Impact	Volume	Price/mix	2012 Net sales	% change
Second quarter	201	-8	9	6	208	+3%
Year-to-date	383	-7	8	13	397	+4%

Second quarter

•                  Sales growth was driven by strong volumes in Thailand and improved price/mix in South Korea, which more than offset foreign exchange headwinds.

•                  Operating income of $23 million was essentially flat in the second quarter as higher volume and pricing were offset by higher costs.

Year-to-date

•                  Sales growth was driven by strong volumes in Thailand and improved price/mix in South Korea.

•                  Operating income rose 5 percent from $41 million to $43 million.  The trend of higher volume and pricing offsetting costs continued.

Europe, Middle East, Africa (EMEA)

$ in millions	2011 Net sales	FX Impact	Volume	Price/mix	2012 Net sales	% change
Second quarter	140	-11	-5	4	128	-9%
Year-to-date	270	-16	-13	13	254	-6%

Second quarter

•                  Sales fell by $12 million due to currency devaluations and soft volume.

•                  Operating income fell 13 percent, or $3 million, in the quarter from $22 million to $19 million due primarily to foreign exchange headwinds, softer volumes and higher costs partially offset by improved pricing.

Year-to-date

•                  Sales fell by $16 million due to currency devaluations, Pakistan’s on-going energy issues and continued economic weakness in Europe, which all impacted volumes.

•                  Operating income fell 14 percent from $44 million to $38 million due primarily to volume softness, currency headwinds and higher energy costs.

2012 Guidance

Reported EPS expectations for 2012 are in a range of $4.87 to $5.12.  The guidance includes an anticipated $0.29 per share of acquisition integration and restructuring charges for the full year offset by a $0.16 per share benefit from the reversal of a deferred tax valuation allowance.  Excluding those anticipated charges and benefit, adjusted EPS for 2012 is expected to be in a range of $5.00 to $5.25, an increase of 7 percent to 12 percent compared to 2011 adjusted EPS.  Adjusted EPS guidance is unchanged.

The effective tax rate for 2012 is estimated to be between 31 percent and 33 percent, which excludes discrete items.

Capital expenditures in 2012 are anticipated to be between $275 million and $325 million and should support growth investments across the organization, particularly in North America, South America and EMEA.

Conference Call and Webcast

Ingredion will conduct a conference call today at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) to be hosted by Ilene Gordon, chairman, president and chief executive officer, and Cheryl Beebe, chief financial officer.

The call will be broadcast in a real-time webcast. The broadcast will consist of the call and a visual presentation accessible through the Ingredion web site at www.ingredion.com. The presentation will be available to download approximately 60 minutes prior to the start of the call. A replay of the webcast will be available at www.ingredion.com.

ABOUT THE COMPANY

Corn Products International, Inc. is now Ingredion Incorporated (NYSE:INGR). The Company is a leading global ingredients solutions provider specializing in nature-based sweeteners, starches and nutrition ingredients. With customers in more than 40 countries, Ingredion serves approximately 60 diverse sectors in food, beverage, brewing, pharmaceuticals and other industries. For more information, visit ingredion.com.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among other things, any statements regarding the Company’s prospects or future financial condition, earnings, revenues, tax rates, capital expenditures, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.”

These statements are based on current expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of global economic conditions, including, particularly, continuation or worsening of the current economic conditions in Europe, and their impact on our sales volumes and pricing of our products, our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; continued volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products, including continuation or worsening of the current severe drought conditions in the U.S.; future financial performance of major industries which we serve, including, without limitation, the food and beverage, pharmaceuticals, paper, corrugated, textile and brewing industries; energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; availability of raw materials, including tapioca and the specific varieties of corn upon which our products are based(availability of specific varieties of corn upon which certain of our products are based will be impacted by current severe drought conditions in the U.S., which both reduce yields and increase the corn plants’ susceptibility to disease); energy issues in Pakistan; boiler reliability; our ability to effectively integrate and operate acquired businesses, including National Starch; our ability to achieve budgets and to realize expected synergies; our ability to complete planned maintenance and investment projects successfully and on budget; labor disputes; genetic and biotechnology issues; changing consumption preferences including those relating to high fructose corn syrup; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism.

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent reports on Forms 10-Q and 8-K.

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Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30,		Change	Six Months Ended June 30,		Change
(In millions, except per share amounts)	2012	2011	%	2012	2011	%
Net sales before shipping and handling costs	$1,719.7	$1,667.3	3%	$3,377.7	$3,202.9	5%
Less: shipping and handling costs	84.7	82.7	2%	168.5	158.9	6%
Net sales	$1,635.0	$1,584.6	3%	$3,209.2	$3,044.0	5%
Cost of sales	1,339.8	1,312.8	2%	2,618.1	2,474.0	6%
Gross profit	$295.2	$271.8	9%	$591.1	$570.0	4%

Operating expenses	131.5	137.3	(4)%	267.7	268.5	0%
Other (income), net	(2.8)	(2.9)		(7.8)	(63.3)
Restructuring / impairment charges	13.6	2.5		17.4	2.5
Operating income	$152.9	$134.9	13%	$313.8	$362.3	(13)%
Financing costs, net	17.2	19.0	(9)%	36.7	45.6	(20)%
Income before income taxes	$135.7	$115.9	17%	$277.1	$316.7	(13)%
Provision for income taxes	25.0	34.9		70.8	80.2
Net income	$110.7	$81.0	37%	$206.3	$236.5	(13)%
Less: Net income attributable to non-controlling interests	1.6	1.7	(6)%	3.0	3.6	(17)%
Net income attributable to Ingredion	$109.1	$79.3	38%	$203.3	$232.9	(13)%

Earnings per common share attributable to Ingredion common shareholders:

Weighted average common shares outstanding-
Basic	76.6	76.8		76.5	76.6
Diluted	77.9	78.6		77.9	78.4

Earnings per common share of Ingredion-
Basic	$1.42	$1.03	38%	$2.66	$3.04	(13)%
Diluted	$1.40	$1.01	39%	$2.61	$2.97	(12)%

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Balance Sheets

(In millions, except share and per share amounts)	June 30, 2012	December 31, 2011
	(Unaudited)

Assets
Current assets
Cash and cash equivalents	$440	$401
Accounts receivable – net	843	837
Inventories	779	769
Prepaid expenses	20	24
Deferred income tax assets	65	71
Total current assets	2,147	2,102

Property, plant and equipment – net	2,129	2,156
Goodwill – net	557	562
Other intangible assets – net	338	347
Deferred income tax assets	31	19
Investments	10	10
Other assets	117	121
Total assets	$5,329	$5,317

Liabilities and equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$63	$148
Deferred income taxes	11	—
Accounts payable and accrued liabilities	734	778
Total current liabilities	808	926

Non-current liabilities	244	243
Long-term debt	1,776	1,801
Deferred income taxes	201	199
Share-based payments subject to redemption	13	15

Equity
Ingredion stockholders’ equity:
Preferred stock – authorized 25,000,000 shares- $0.01 par value, none issued	—	—
Common stock – authorized 200,000,000 shares- $0.01 par value – 76,821,553 shares issued at June 30, 2012 and December 31, 2011, respectively	1	1
Additional paid-in capital	1,139	1,146
Less: Treasury stock (common stock; 649,457 and 938,666 shares at June 30, 2012 and December 31, 2011, respectively) at cost	(31)	(42)
Accumulated other comprehensive loss	(435)	(413)
Retained earnings	1,585	1,412
Total Ingredion stockholders’ equity	2,259	2,104
Non-controlling interests	28	29
Total equity	2,287	2,133

Total liabilities and equity	$5,329	$5,317

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Six Months Ended June 30,
(In millions)	2012	2011

Cash provided by operating activities:
Net income	$206	$237
Adjustments to reconcile net income to net cash provided by operating activities:
Write-off of impaired assets	6	—
Depreciation and amortization	107	103
Decrease in margin accounts	56	6
Increase in other trade working capital	(103)	(266)
Other	46	22
Cash provided by operating activities	318	102

Cash used for investing activities:
Capital expenditures, net of proceeds on disposals	(128)	(89)
Payment for acquisition	—	(15)
Cash used for investing activities	(128)	(104)

Cash used for financing activities:
Payments on borrowings, net	(111)	(16)
Issuances (repurchases) of common stock, net	(3)	10
Dividends paid (including to non-controlling interests)	(33)	(24)
Excess tax benefit on share-based compensation	1	2
Cash used for financing activities	(146)	(28)

Effect of foreign exchange rate changes on cash	(5)	1
Increase (decrease) in cash and cash equivalents	39	(29)
Cash and cash equivalents, beginning of period	401	302
Cash and cash equivalents, end of period	$440	$273

Ingredion Incorporated (“Ingredion”)

Supplemental Financial Information

(Unaudited)

I.                Geographic Information of Net Sales and Operating Income

	Three Months Ended June 30,		Change	Six Months Ended June 30,		Change
(Dollars in millions)	2012	2011	%	2012	2011	%
Net Sales
North America	$949.7	$852.6	11%	$1,841.5	$1,632.4	13%
South America	349.1	390.3	(11)%	716.6	758.0	(5)%
Asia Pacific	208.1	201.4	3%	397.2	383.3	4%
EMEA	128.1	140.3	(9)%	253.9	270.3	(6)%
Total	$1,635.0	$1,584.6	3%	$3,209.2	$3,044.0	5%

Operating Income
North America	$96.9	$70.2	38%	$196.9	$170.7	15%
South America	47.3	47.6	(1)%	92.9	96.9	(4)%
Asia Pacific	22.9	22.4	2%	43.2	41.1	5%
EMEA	18.8	21.7	(13)%	37.6	43.7	(14)%
Corporate	(18.1)	(16.5)	10%	(35.7)	(31.0)	15%
Sub-total	167.8	145.4	15%	334.9	321.4	4%
Restructuring / impairment charges	(13.6)	(2.5)		(17.4)	(2.5)
Integration costs	(1.3)	(8.0)		(3.7)	(15.0)
NAFTA award	—	—		—	58.4
Total	$152.9	$134.9	13%	$313.8	$362.3	(13)%

II.          Capital expenditures

Capital expenditures, net of proceeds on disposals, for the quarters ended June 30, 2012 and 2011, were $69 million and $56 million, respectively. Capital expenditures for the full year 2012 are anticipated to be in the range of $275 million to $325 million.

III.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures, which exclude certain GAAP items such as impairment and restructuring costs, costs related to the integration of National Starch, and certain other unusual items. The Company uses the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies.  A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated (“Ingredion”)

Reconciliation to Non-GAAP Net Income and Earnings Per Share (“EPS”)

(Unaudited)

	Three Months Ended		Three Months Ended		Six Months Ended		Six Months Ended
	June 30, 2012		June 30, 2011		June 30, 2012		June 30, 2011
	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS

Net income attributable to Ingredion	$109.1	$1.40	$79.3	$1.01	$203.3	$2.61	$232.9	$2.97

Add back (deduct):

Reversal of Korean deferred tax asset valuation allowance	(12.8)	(0.16)	—	—	(12.8)	(0.16)	—	—

Restructuring / impairment charges, net of income tax benefit of $7.2 million and $8.5 million for the three months and six months ended June 30, 2012, respectively, and $0.9 million in 2011	6.4	0.08	1.6	0.02	8.9	0.11	1.6	0.02

Integration costs, net of income tax benefit of $0.5 million and $1.4 million for the three months and six months ended June 30, 2012, respectively, and $2.7 million and $4.9 million for the three months and six months ended June 30, 2011, respectively	0.8	0.01	5.3	0.07	2.3	0.03	10.1	0.13

NAFTA award	—	—	—	—	—	—	(58.4)	(0.75)

Non-GAAP adjusted net income	$103.5	$1.33	$86.2	$1.10	$201.7	$2.59	$186.2	$2.37

Ingredion Incorporated (“Ingredion”)

Reconciliation to Non-GAAP Operating Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2012	2011	2012	2011

Operating income	$152.9	$134.9	$313.8	$362.3

Add back (deduct):

Restructuring / impairment charges	13.6	2.5	17.4	2.5

Integration costs	1.3	8.0	3.7	15.0

NAFTA award	—	—	—	(58.4)

Non-GAAP adjusted operating income	$167.8	$145.4	$334.9	$321.4

Ingredion Incorporated (“Ingredion”)

Reconciliation of EPS Guidance for 2012 to Non-GAAP EPS Guidance

(Unaudited)

Year Ended
December 31, 2012

Earnings per share guidance	$4.87 - $5.12

Add back (deduct):

Restructuring/impairment charges and integration costs, net of income tax benefit	0.29

Reversal of Korean deferred tax asset valuation allowance	(0.16)

Non-GAAP adjusted EPS guidance	$5.00 - $5.25